Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD FIRST QUARTER
2012 SALES AND EARNINGS

Bluffton, Indiana - May 2, 2012 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported first quarter 2012 diluted earnings per share (EPS) of $0.96, an increase of 113 percent compared to 2011 first quarter diluted EPS of $0.45. In the first quarter of 2012, the Company's adjusted EPS was $0.60, a 30 percent increase over the adjusted EPS during the first quarter 2011 (see table below for a reconciliation of GAAP EPS to the adjusted EPS). First quarter 2012 sales were $201.9 million, an increase of 9 percent compared to 2011 first quarter sales of $185.3 million, and a record for any first quarter in the Company's history.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“The year is off to a good start as our Company reported sharply higher earnings and operating income margins during the first quarter. Our Water Systems business in the U.S. and Canada led the way with strong earnings growth resulting from robust groundwater pump sales for both agricultural and residential applications, reduced raw material cost inflation, and a successful price increase. Our Water Systems businesses in Latin America and Asia Pacific also achieved solid sales and earnings growth during the quarter. Our growth in the U.S., Canada, Latin America and Asia Pacific was more than enough to offset weaker market conditions in Europe, the Middle East, and Africa. In addition, we were pleased to complete the acquisition of a controlling interest in Pioneer Pump. Pioneer will expand Franklin's sales reach in growing and profitable markets for dewatering pumps and systems.”

Key Performance Indicators:

Net Sales	For the First Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2011	$147.2	$38.1	$185.3

Acquisitions	$13.1	$—	$13.1
Foreign Exchange	$(3.9)	$(0.3)	$(4.2)
Volume/Price Change	$8.6	$(0.9)	$7.7
Sales for 2012	$165.0	$36.9	$201.9

Earnings Before and After Non-GAAP Adjustments	For the First Quarter
(in millions)	2012	2011	Change

Net Income attributable to FE Co., Inc. Reported	$23.0	$10.7	115%

Non-GAAP adjustments (before tax):
Restructuring	$(0.1)	$0.4
Legal matters	$—	$0.7
Acquisition related items	$0.4	$—
FX gain on forward purchase contract	$—	$(0.6)
Gain on Pioneer investment	$(12.2)	$—

Non-GAAP adjustments, net of tax:
Restructuring	$(0.1)	$0.3
Legal matters	$—	$0.4
Acquisition related items	$0.3	$—
FX gain on forward purchase contract	$—	$(0.4)
Gain on Pioneer investment	$(8.9)	$—

Net Income attributable to FE Co., Inc. after Non-GAAP Adjustments (Adjusted net income)	$14.3	$11.0	30%

Earnings Per Share	For the First Quarter
Before and After Non-GAAP Adjustments	2012	2011	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	23.9	23.7	1%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.96	$0.45	113%

Restructuring Per Share, net of tax	$—	$0.01
Legal matters Per Share, net of tax	$—	$0.02
Acquisition related items Per Share, net of tax	$0.01	$—
FX gain on forward purchase contract Per Share, net of tax	$—	$(0.02)
Gain on Pioneer investment Per Share, net of tax	$(0.37)	$—

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.60	$0.46	30%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the First Quarter 2012
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$26.8	$5.6	$(11.4)	$21.0
% Operating Income To Net Sales	16.2%	15.2%		10.4%

Non-GAAP Adjustments:
Restructuring	$(0.1)	$—	$—	$(0.1)
Legal matters	$—	$—	$—	$—
Acquisition related items	$0.4	$—	$—	$0.4
Operating Income after Non-GAAP Adjustments	$27.1	$5.6	$(11.4)	$21.3
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	16.4%	15.2%		10.5%

	For the First Quarter 2011
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$21.5	$5.3	$(10.8)	$16.0
% Operating Income To Net Sales	14.6%	13.9%		8.6%

Non-GAAP Adjustments:
Restructuring	$0.4	$—	$—	$0.4
Legal matters	$—	$0.7	$—	$0.7
Acquisition related items	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$21.9	$6.0	$(10.8)	$17.1
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	14.9%	15.7%		9.2%

Water Systems

Water Systems revenues were $165.0 million in the first quarter 2012, an increase of $17.8 million or about 12 percent versus the first quarter 2011. Sales from businesses acquired during the last 12 months were $13.1 million or 9 percent. Excluding sales from acquisitions, first quarter 2012 sales were $151.9 million or an increase of about 3 percent. Water Systems sales were reduced by $3.9 million in the quarter due to foreign exchange impacts as the U.S. dollar strengthened against many international currencies. Water Systems organic growth, which excludes sales from acquisitions and the impact of foreign currency translation, was 6 percent.

Water Systems sales in the U.S. and Canada were 36 percent of consolidated sales and grew by 6 percent compared to the first quarter of the prior year. Sales of pumping systems for industrial and irrigation applications continued to grow rapidly as economic conditions for the U.S. farm sector remain favorable. Sales of pumping systems for residential and light commercial groundwater also grew at a double digit pace compared to the first quarter prior year due primarily to ongoing share gains. Wastewater pump sales in the U.S. and Canada declined as the mild and dry winter weather reduced demand for sump pumps compared to the prior year.

Water Systems sales in Latin America were about 15 percent of consolidated sales for the quarter and grew by 7 percent compared to the first quarter prior year. Sales increased by about 12 percent from the year-ago quarter excluding the impact of foreign currency translation. Sales in Latin America were led primarily by double digit growth in Mexico, Argentina and Chile while Brazil experienced low single digit growth.

Water Systems sales in the Asia Pacific region were 8 percent of consolidated sales and grew by 20 percent compared to the first quarter prior year. Asia Pacific sales growth was strong across the entire geographic region.

Water Systems sales in EMENA, which is Europe, the Middle East and North Africa, were 14 percent of consolidated sales and grew by 17 percent compared to the first quarter 2011. EMENA sales volume declined by about 6 percent from the year-ago quarter excluding the impact of acquisitions and foreign currency translation, primarily due to weak economic conditions in Europe and political turmoil disrupting export shipments to several key markets in Northern Africa.

Water Systems sales in Southern Africa represented 5 percent of consolidated sales during the first quarter and were down 10 percent compared to the same quarter of the prior year. Sales decreased by about 1 percent from the year-ago quarter excluding the impact of foreign currency translation.

Water Systems operating income after non-GAAP adjustments was $27.1 million in the first quarter 2012, an increase of 24 percent versus the first quarter 2011. The first quarter operating income margin after non-GAAP adjustments was 16.4 percent and increased by 150 basis points compared to the 14.9 percent in the first quarter of 2011. This increase was primarily a result of operating leverage on higher sales and selling price increases more than offsetting the impact of increased raw material costs.

Fueling Systems

Fueling Systems sales were $36.9 million or 18 percent of consolidated sales in the first quarter 2012 and decreased about 3 percent from the first quarter 2011. Fueling Systems sales increased in the U. S. and Canada, Latin America, and China but declined in Europe, the Middle East and Africa. While general economic conditions were a factor in the Fueling Systems sales decline in Europe, a major factor was the timing of orders between the first quarter and the second quarter by a few large distributors in Africa and the Middle East. As a result, the Company anticipates that Fueling Systems sales will grow by 9 to 11 percent in the second quarter compared to the second quarter of 2011.

Fueling Systems operating income after non-GAAP adjustments was $5.6 million in the first quarter of 2012 compared to $6.0 million after non-GAAP adjustments in the first quarter 2011, a decrease of 7 percent. The first quarter operating income margin after non-GAAP adjustments was 15.2 percent and decreased by 50 basis points compared to the 15.7 percent of net sales in the first quarter 2011. Operating income margin after non-GAAP adjustments declined in Fueling Systems primarily due to lower sales volume.

Overall

The Company's consolidated gross profit was $66.3 million for the first quarter of 2012, an increase of $5.8 million, or about 10 percent, from the first quarter of 2011gross profit of $60.5 million. The gross profit as a percent of net sales increased to 32.8 percent for the first quarter of 2012 from 32.7 percent for the first quarter of 2011.

Selling, General and Administrative expenses were $45.3 million in the first quarter of 2012 compared to the $44.1 million from the first quarter of 2011, an increase of about 3 percent. All of the increase can be attributed to businesses acquired in the last 12 months.

The Company's first quarter 2012 earnings include a gain on the previously held equity investment in Pioneer as indicated in the announcement made on March 7, 2012 regarding the acquisition of a controlling interest in Pioneer. This gain, included in 'other income' in the Company's profit and loss statement, represents about $12 million of pre-tax earnings or $0.37 earnings per share and is a non-GAAP adjustment in the table above.

The Company ended the first quarter of 2012 with a cash balance of about $99 million which was $54 million less than at the end of 2011. The cash balance decreased primarily as a result of the Pioneer acquisition and normal seasonal working capital needs.

The Company had no outstanding balance on its revolving debt agreement at the end of the first quarter of 2012 or 2011.

Commenting on the outlook for the second quarter, Mr. Trumbull said:

“As we look forward to the second quarter we are mindful of the ongoing weak economic conditions in Europe and the negative impact that foreign currency translation rates will likely have on our reported sales and earnings. During the first quarter, foreign currency translation rates caused our consolidated sales in U.S. dollars to decline by about 2 percent compared to the first quarter last year. If today's exchange rates remain in place for the balance of the quarter, we estimate that the translation effect would reduce second quarter consolidated sales in U.S. dollars by about 5 percent compared to the prior year.

In spite of these headwinds, we currently expect our Water Systems sales to grow by 10 to 13 percent driven primarily by the Pioneer acquisition and the strength of our business in the U.S. and Canada. We expect our Water Systems operating income after non-GAAP adjustments will grow by 8 to 12 percent. We believe that Water Systems operating income will grow at a modestly slower rate than sales due to a shift in sales mix. During the second quarter last year we had surging sales of large agricultural and irrigation pumps and motors which generally carry a higher than average profitability. While we are receiving indications from the market that our agricultural and irrigation sales will remain strong through 2012, we realize that these indications are at least partially weather dependent and therefore feel it is prudent to base our guidance on an assumption of a more normalized demand pattern.

While Fueling Systems got off to a relatively slow start in the first quarter, we are expecting a nice second quarter rebound. We believe Fueling Systems sales will increase by 9 to 11 percent and the operating income after non-GAAP adjustments will increase by 13 to 15 percent compared to the second quarter prior year. We are expecting solid Fueling Systems shipment growth in Asia Pacific, Latin America, and the U.S. and Canada.

Overall we believe that our EPS after non-GAAP adjustments will increase by 10 to 13 percent compared to the second quarter last year, noting that in the second quarter 2011 we reported the highest earnings per share for any quarter in the Company's history.”

A conference call to review earnings and other developments in the business will commence today at 9:00 am EDT. The first quarter 2012 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=112396&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Wednesday May 2, 2012 at 12:00 pm EDT through 12:00 midnight EDT on Thursday May 10, 2012, by dialing 855-859-2056 for domestic calls and 404-537-3406 for international calls. The replay passcode is 72972690.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income attributable to FE Co., Inc. after non-GAAP adjustments (or adjusted net income), fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company's financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company's accounting policies, and other risks which are detailed in the Company's Securities and Exchange Commission filings, included in Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2011, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	First Quarter Ended
	March 31, 2012	April 2, 2011

Net sales	$201,924	$185,331
Cost of sales	135,652	124,800
Gross profit	66,272	60,531
Selling, general, and administrative expenses	45,347	44,150
Restructuring (income)/expense	(73)	418
Operating income	20,998	15,963
Interest expense	(2,588)	(2,206)
Other income/(expense)	13,534	1,619
Foreign exchange income/(expense)	(298)	(421)
Income before income taxes	31,646	14,955
Income taxes	8,485	4,053
Net income	$23,161	$10,902
Less: Net income attributable to noncontrolling interests	(115)	(223)
Net income attributable to Franklin Electric Co., Inc.	$23,046	$10,679

Income per share:
Basic	$0.99	$0.46
Diluted	$0.96	$0.45

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	March 31, 2012	December 31, 2011
ASSETS

Cash and equivalents	$98,936	$153,337
Receivables	119,511	78,435
Inventories	186,538	141,693
Other current assets	31,110	27,018
Total current assets	436,095	400,483

Property, plant, and equipment, net	152,322	146,409
Goodwill and other assets	343,297	282,638
Total assets	$931,714	$829,530

LIABILITIES AND EQUITY

Accounts payable	$68,516	$45,481
Accrued expenses	52,928	64,638
Current maturities of long-term debt and short-term borrowings	20,381	13,978
Total current liabilities	141,825	124,097

Long-term debt	151,254	150,000
Deferred income taxes	39,929	15,348
Employee benefit plans	67,684	68,746
Other long-term liabilities	39,356	15,494

Redeemable noncontrolling interest	4,889	5,407

Total equity	486,777	450,438
Total liabilities and equity	$931,714	$829,530

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	March 31, 2012	April 2, 2011

Cash flows from operating activities:
Net income	$23,161	$10,902
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	6,158	5,840
Share-based compensation	982	1,174
Gain on equity investment	(12,212)	—
Other	5,032	1,492
Changes in assets and liabilities:
Receivables	(25,395)	(26,720)
Inventory	(18,199)	(13,712)
Accounts payable and accrued expenses	(1,637)	(454)
Other	(6,873)	(9,649)
Net cash flows from operating activities	(28,983)	(31,127)

Cash flows from investing activities:
Additions to property, plant, and equipment	(4,170)	(3,242)
Proceeds from sale of property, plant, and equipment	1,204	—
Cash paid for acquisitions	(27,862)	—
Net cash flows from investing activities	(30,828)	(3,242)

Cash flows from financing activities:
Change in debt	2,020	(43)
Proceeds from issuance of common stock	2,613	1,082
Excess tax from share-based payment arrangements	731	104
Purchases of common stock	(30)	(4,068)
Dividends paid	(3,152)	(3,024)
Net cash flows from financing activities	2,182	(5,949)
Effect of exchange rate changes on cash	3,228	3,038
Net change in cash and equivalents	(54,401)	(37,280)
Cash and equivalents at beginning of period	153,337	140,070
Cash and equivalents at end of period	$98,936	$102,790